Exhibit (d)(6)

Prior Form of Award Agreement

(Awards Prior to 10-1-2000)

STOCK OPTION AWARD AGREEMENT

Company: Cree, Inc. 4600 Silicon Drive Durham, NC 27703 Tax I.D. 56-1572719	Participant: Option Number: Option Type: Grant Date: Number Shares: Exercise Price Vesting Schedule: Expiration:

Important: To accept this award, you must sign and return a copy of this Agreement to Tamara Cappelson, the Stock Plan Administrator in the Legal Department. The Company reserves the right to cancel the award until the signed Agreement is received. Upon receipt, the Company will send you confirmation the signed Agreement was received.

Effective as of                          (the “Grant Date”), you (“Participant”) have been granted a nonqualified stock option (the “Option”) to purchase                      shares (“Shares”) of the common stock of Cree, Inc. (the “Company”) at $                     per share, as described more fully in this Agreement.

You may exercise the Option to purchase up to the number of Shares for which the Option has vested unless the Option is earlier terminated or expires as provided in Section 1 of this Agreement. Generally, the Option will expire 90 days after Termination of Employment and, in any event, ten (10) years after the Grant Date. Furthermore, the Option will be forfeited as to the Shares that are not vested upon Termination of Employment.

Provided you are employed by the Company on the applicable vesting date, the Option shall vest and may thereafter be exercised to purchase Shares as follows:

                     Shares on                          ;

                     additional Shares on                         ;

[additional lines as needed]

At the time you exercise the Option, the Company is required to collect federal and state income, Social Security and Medicare taxes computed on the amount of compensation realized by you at the time of exercise as provided in Section 4 of this Agreement.

By your signature and the Company’s signature below, you and the Company agree that the Option is granted under and governed by the provisions of the Company’s Equity Compensation Plan (the “Plan”) and this Agreement. This Agreement consists of this signature page and the terms and conditions on three additional pages which follow this page. Capitalized terms defined in the Plan and used in this Agreement without definition have the meanings specified in the Plan.

CREE, INC.		PARTICIPANT

By:
Charles M. Swoboda, President
Date:		Date:

Cree, Inc. Stock Option

Award Agreement

Grant Date:

1.	Expiration. The Option shall expire and cease to be exercisable upon the first to occur of the following events:

(a)	the date all Shares subject to the Option have been purchased;

(b)	the expiration of ninety (90) calendar days following the Termination of Employment of Participant, except where such termination is by reason of Participant’s death or Disability;

(c)	the expiration of one (1) year following the Termination of Employment of Participant if such termination is by reason of Participant’s death or Disability;

(d)	the expiration of one (1) year following Participant’s death, if death shall have occurred following Participant’s Termination of Employment and while the Option was still exercisable;

(e)	the Option is transferred in violation of Section 5 below and the Committee elects in its sole discretion to terminate the Option; or

(f)	the tenth (10th) year anniversary of the grant date at 5:00 P.M. (Eastern Time Zone).

Upon its expiration, the Option shall have no further force or effect, and Participant shall have no further rights under the Option or to any Shares which have not been purchased pursuant to Participant’s prior exercise of the Option.

2.	Accelerated Vesting. Notwithstanding the foregoing, the Option shall become fully vested and exercisable, to the extent not already fully vested and exercisable, in the following circumstances:

(a)	on the date of Participant’s death or the date on which Participant becomes Disabled, provided Participant is employed by the Company on such date; and

(b)	immediately prior to any Change in Control, provided Participant is employed by the Company on the date of the Change in Control, except that the Option shall not become exercisable if and to the extent it is cashed out upon the Change in Control pursuant to the terms of the Plan.

3.	Exercise of Option. The Option shall be exercised by Participant’s completion, execution and delivery to the Company of a notice of exercise in the form supplied by the Company, accompanied by a check in payment of the purchase price for the number of Shares specified in the notice. Any exercise shall be effective only when the notice and required payment are actually received by the Company. In addition, if the Shares have not been registered under applicable securities laws, the Company may require as a condition of issuance of the Shares that Participant execute and deliver to the Company an investment letter representing, among other things, that Participant is acquiring the Shares for investment only and not with a view to the resale or other distribution thereof. As soon as practicable following receipt of such notice and payment, the Company shall notify the Participant of any payment and/or other allocation required under Section 4 below. The Company shall deliver a certificate or certificates for the Shares to Participant as soon as practicable after Participant has made any payment or allocation required under Section 4 and executed and delivered any investment letter

Cree, Inc. Stock Option

Award Agreement

Grant Date: ________

required by the Company. Notwithstanding anything to the contrary in this Agreement, the Option may be exercised only if compliance with all applicable federal and state securities laws can be effected.

4.	Payment of Withholding Taxes. Issuance of the Shares upon exercise of the Option shall be subject to the condition that the Participant shall pay to the Company, in addition to the purchase price of the Shares purchased, the amount the Company is required by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with such Option exercise, if any, as determined by the Committee.

5.	Prohibition on Transfer of Option. Neither this Option nor any rights hereunder are transferable, except by will or the laws of descent and distribution or as otherwise permitted by the Plan, nor subject to attachment, execution or other similar process. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the Option or any right hereunder, except as provided for herein, or in the event of the levy of any attachment, execution or similar process upon the rights or interests hereby conferred, the Committee may terminate the Option by notice to the Participant, and the Option shall thereupon become null and void.

6.	Rights Prior to Exercise. Participant will have no rights as a shareholder with respect to any Shares except to the extent that Participant has exercised the Option and paid the purchase price for the Shares purchased and the Company has duly issued the Shares so purchased.

7.	Provisions of the Plan. The provisions of the Plan are incorporated by reference herein as if set out in full in this Agreement. To the extent that any conflict may exist between any other provisions of this Agreement and any provision of the Plan, the provision in the Plan shall control. All decisions of the Committee with respect to the interpretation, construction and application of the Plan or this Agreement shall be final, conclusive and binding upon the Participant and all other persons.

8.	General.

(a)	Nothing in this Agreement shall be construed as constituting a commitment, agreement or understanding of any kind that the Company shall continue to employ Participant, nor shall this Agreement affect in any way the right of the Company to terminate the employment of Participant.

(b)	This Agreement shall be binding upon and inure to the benefit of the Company and Participant, and their respective heirs, executors, administrators, representatives, successors and permitted assigns.

(c)	Any and all notices under this Agreement shall be in writing, and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of the Company, to its principal executive offices to the attention of the Stock Plan Administrator, and, in the case of Participant, to Participant’s address as shown on the Company’s records.

(d)	This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to its conflicts of laws rules.

(e)	No amendment or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

(f)	The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Cree, Inc. Stock Option

Award Agreement

Grant Date: ________

(g)	This Agreement (which includes the Plan) sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties hereto with respect to the Option and the Shares, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them with respect to the Option or the Shares other than as set forth therein or herein. This Agreement supersedes and replaces any and all prior agreements between the parties hereto with respect to the Option or the Shares. This Agreement is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to the Option and the Shares.

(h)	Certificates for Shares issued upon exercise of the Option shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Company’s common stock is listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(i)	Participant agrees that the Option serves as additional, valuable consideration for Participant’s obligations under any agreement or agreements between Participant and the Company pursuant to which Participant is obligated to hold confidential and proprietary information of the Company in confidence and any agreement or agreements between Participant and the Company containing any non-competition or similar covenant.

(j)	Participant represents, warrants and agrees that he or she has not relied and will not rely upon the Committee, the Company, or any employee or agent of the Company in determining whether to accept or exercise the Option, or in connection with any disposition of Shares purchased upon exercise of the Option, and will seek such investment, tax and other advice as Participant believes necessary from Participant’s own professional advisors. Without limiting the foregoing, Participant represents, warrants and agrees that he or she has not relied and will not rely upon the Committee, the Company, or any employee or agent of the Company with respect to any tax consequences related to the grant or exercise of the Option, or the disposition of Shares purchased pursuant to exercise of the Option. Participant acknowledges that he or she may incur a substantial tax liability as a result of the exercise of the Option. Participant assumes full responsibility for all such consequences and the filing of all tax returns and elections Participant may be required or finds desirable to file in connection therewith. In the event any valuation of the Option or Shares purchased pursuant to its exercise must be made under federal or state tax laws and such valuation affects any return or election of the Company, Participant agrees that the Company may determine such value and that Participant will observe any determination so made by the Company in all returns and elections filed by Participant.